UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 11, 2014

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201

La Jolla, CA 92037

(Address of principal executive offices)

(858) 459-4000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

Jacksonville 77 (Florida)

On September 11, 2014, Reven Housing Florida, LLC, a Delaware limited liability company and a wholly owned subsidiary of Reven Housing REIT, Inc. (the “Company”), entered into a Single Family Homes Real Estate Purchase and Sale Agreement (the “Jacksonville 77 Agreement”) with Bessie Circle Land Trust; Blanco Court Land Trust; Doncaster Ave. Land Trust; Ensign Ave. Land Trust; Fredericksburg Ave. Land Trust; Green Knoll Land Trust; Greenleaf Road Land Trust; Holcroft Dr. Land Trust; Karenita Drive Land Trust; Miss Muffett Land Trust; Penton Street Land Trust; Portsmouth Ave Land Trust; Ribault Scenic Drive Land Trust; Robert C Weaver Dr. Land Trust; S. Miss Muffett Land Trust; Spottswood Land Trust; Tallyho Ave. Land Trust; Tango Lane Land Trust; Tinkerbell Lane Land Trust; Tusk Court Land Trust; Waynesboro Ave Land Trust; Williamsburg Land Trust; Ben C. Bishop III; Triton Homes, Inc.; CKF Investment Properties, LLC; DCCF Properties, LLC; NBJW Properties, LLC; First Coast Residential Income Fund, LLC; Clyde Montgomery; Darius Trunk; Gary Moreau; FCAM Rentals, LLC; Matson Family Trust; Joe Danese; Larry Payne; Lydell Bryant; Robert Reinard; FCRE, Inc.; and Bay Island Holdings, LLC (collectively, the “Jacksonville 77 Sellers”), to purchase a portfolio of up to 77 single-family homes located in the Jacksonville, Florida, metropolitan area from the Jacksonville 77 Sellers. The Jacksonville 77 Sellers are unaffiliated with the Company. The agreement provides for a deposit of $50,908.66 within five business days of the execution of the agreement, and the total contract purchase price for the 77 properties is $5,090,866.62, excluding closing costs and subject to certain adjustments. The properties collectively encompass an aggregate of 92,576 rental square feet, of which 54 properties are subject to one-year leases with tenants, 14 properties are subject to month-to-month leases with tenants and the remaining 9 properties are vacant as of the date of this report.

For a period commencing on the effective date of the agreement and ending on the date that is 30 days after the Company has received all of the property information relating to the properties (the “Due Diligence Period”), the Company may conduct inspections to determine any necessary repairs or improvements to bring the properties into compliance with the applicable local building code and/or repairs if recommended. The costs for any such repairs will be deducted from the purchase price under certain conditions unless the sellers agree to complete all such repairs within 45 days of the closing. The agreement contains customary representations and warranties by the sellers, and the Company would be obligated to purchase the properties only after satisfaction of agreed upon closing conditions.

The agreement provides that the closing for the purchase of the properties is to occur within 30 days after the expiration of the Due Diligence Period. There can be no assurance that the Company will consummate the acquisition.

The foregoing description of the Jacksonville 77 Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Memphis 60 (Tennessee)

On September 11, 2014, the Company, through a wholly owned subsidiary, closed on the acquisition of five properties located in the Memphis, Tennessee, metropolitan area, pursuant to that certain Single Family Homes Real Estate Purchase and Sale Agreement dated April 24, 2014, as amended on May 31, 2014, June 19, 2014, June 30, 2014, and July 22, 2014 (the “Memphis 60 Agreement”), with H&J Properties, LLC, a Tennessee limited liability company, Memphis Cash Flow, GP, a Tennessee general partnership, and Equity Trust Company Custodian FBO Hulet T. Gregory IRA Z108673 (collectively, the “Memphis 60 Sellers”). The five acquired properties are part of a portfolio of 60 single-family homes subject to the Memphis 60 Agreement, of which 51 properties were previously acquired by the Company on July 28, 2014. The Memphis 60 Sellers do not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The contract purchase price for the five acquired properties was approximately $347,000, exclusive of closing costs. The Company funded 100% of the purchase with cash that was released from the escrow holdback subject to the Memphis 60 Agreement. The five acquired properties average 1,467 square feet and are mostly three-bedroom, two-bath homes. All of the acquired properties are subject to two-year leases.

Memphis 14 (Tennessee)

On September 17, 2014, the Company, through a wholly owned subsidiary, closed on the acquisition of three properties located in the Memphis, Tennessee, metropolitan area, pursuant to that certain Single Family Homes Real Estate Purchase and Sale Agreement dated June 5, 2014, as amended on July 22, 2014 (the “Memphis 14 Agreement”), with Highmark Investors, LLC, a Tennessee limited liability company (the “Memphis 14 Seller”). The three acquired properties are part of a portfolio of 14 single-family homes subject to the Memphis 14 Agreement, of which 10 properties were previously acquired by the Company on July 28, 2014. The Memphis 14 Seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The contract purchase price for the three acquired properties was approximately $171,000, exclusive of closing costs. The Company funded 100% of the purchase with cash. The three acquired properties average 1,320 square feet and are mostly three-bedroom, two-bath homes. All of the acquired properties are subject to one-year leases.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed with this report:

Exhibit 10.1	Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 77) dated September 11, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: September 17, 2014	/s/ Chad M. Carpenter
Chad M. Carpenter
Chief Executive Officer